As filed with the Securities and Exchange Commission on April 21, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place Pittsburgh, Pennsylvania	15272
(Address of Principal Executive Offices)	(Zip Code)

PPG INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

(Full title of the plan)

Glenn E. Bost II

Senior Vice President and General Counsel

PPG Industries, Inc.

Pittsburgh, Pennsylvania 15272

(Name and address of agent for service)

(412) 434-3131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$40,000,000(2)	N/A	$40,000,000	$4,644.00
Common Stock, par value $1.66 2/3 per share	200,000	$91.39(3)	$18,278,000	$2,122.08

(1)	The Deferred Compensation Obligations are unsecured obligations of PPG Industries, Inc. (the “Registrant”) to pay deferred compensation in accordance with the terms of the PPG Industries, Inc. Deferred Compensation Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The maximum offering price per share is estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock, par value $1.66 2/3 per share (the “Common Stock”), of the Registrant, as reported on the New York Stock Exchange on April 18, 2011.

EXPLANATORY NOTE

The Registrant is including the Deferred Compensation Obligations (as defined below) in this Registration Statement because of the uncertainty as to whether the Deferred Compensation Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act. The inclusion of the Deferred Compensation Obligations in this Registration Statement is not an admission by the Registrant that the Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act are incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2010 (File No. 001-01687); and

(b) the description of the Registrant’s Common Stock contained in any Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act.

Item 4. Description of Securities.

The shares of Common Stock to be offered under this Registration Statement are registered under Section 12 of the Exchange Act.

The following is a summary of the $40,000,000 of deferred compensation obligations to be issued by the Registrant pursuant to the Plan (the “Deferred Compensation Obligations”). The Deferred Compensation Obligations are not registered under Section 12 of the Exchange Act. This summary is qualified in its entirety by reference to the terms of the Plan filed as Exhibit 4.5 hereto and incorporated herein by reference.

In the discretion of the Registrant, each employee who is eligible to receive an award other than a stock option or stock appreciation right under the PPG Industries, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) or who is approved to participate in one of the following plans is eligible to participate in the Plan (an “Eligible Individual”): the PPG Industries, Inc. Long Term Incentive Plan (the “LTIP”), the PPG Industries, Inc. Executive Officers’ Long Term Incentive Plan (the “Executive Officers’

LTIP”), the PPG Industries, Inc. Incentive Compensation Plan for Key Employees (the “IC Plan”), the PPG Industries, Inc. Management Award and Deferred Income Plan (the “MAP”) or the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan (the “Annual Plan”), each as amended from time to time. Eligible Individuals are permitted under the terms of the Plan to defer receipt of (a) their monthly base salary from the Registrant (excluding bonuses, commissions and other non-regular forms of compensation) and including payments from the PPG Industries Salary Continuance Plan sponsored by the Registrant, hereinafter “Salary,” (b) any grant to an Eligible Individual under the IC Plan, the MAP or the Annual Plan and any short-term cash incentive award under the Omnibus Plan, hereinafter an “Award,” (c) any payment received under the LTIP or the Executive Officers’ LTIP, hereinafter a “Payment” or (d) any Omnibus Plan award (other than a stock option, stock appreciation right or short-term cash incentive award), hereinafter an “Omnibus Plan Stock Award.”

An Eligible Individual must make an election to defer the receipt of Salary, Awards, Payments and Omnibus Plan Stock Awards for a calendar year by filing such election with the plan administrator by December 31 of the calendar year prior to the calendar year in which it is earned. Deferral elections with respect to Payments that constitute performance-based compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) may be made by December 31 of the year prior to the last year of the performance period. Provided, however, that in the first calendar year in which an Eligible Individual becomes an employee, an election to defer Salary may be made as to the remainder of such year, effective with respect to Salary for services after the date of such election provided the election is filed with the plan administrator within thirty (30) days after the Eligible Individual is eligible to participate. This deferral will be effective the first day of the month following such thirty (30)-day period. If the Eligible Individual becomes eligible to participate in the Plan prior to June 1 of the calendar year, the Eligible Individual may defer a Payment or an Omnibus Plan Stock Award for such year no later than June 30 of such year provided that such Payment or Omnibus Plan Stock Award constitutes performance based compensation. Once deferral has been elected, it shall become irrevocable for the next succeeding calendar year and, unless revoked in writing or superseded by a new election effective for calendar years after the year in which such revocation or new election is executed, shall continue in effect for each calendar year thereafter. Salary and Award deferral elections may be canceled upon an unforeseeable emergency or upon disability, provided that a cancellation due to disability must be made by the later of December 31 of the year in which the disability occurs or 2 1/2 months following the date of disability.

When an Eligible Individual elects to defer a part of his or her Salary, the Eligible Individual may elect to defer a whole percent ranging between 1% and 50% percent of his or her Salary for services performed for the relevant Plan year.

The deferred Salary shall be credited to an account established for the Eligible Individual (the “Account”) on the last day of the month in which deferral is made. The number of Stock Account Shares (as defined by the Plan) credited to the Eligible Individual’s PPG Stock Account (as defined by the Plan) is determined by the closing price as reported on the New York Stock Exchange Composite Tape for the Common Stock on the last business day of the month in which deferral is made. The number of Investment Account Shares (as defined by the Plan) credited to the appropriate Investment Account (as defined by the Plan) is based on the last business day of the month in which the deferral is made.

When an Eligible Individual elects to defer an Award, the Eligible Individual may elect to defer a whole percentage of the Award granted for that Plan year. When an Eligible Individual elects to defer a Payment or Omnibus Plan Stock Award, the Eligible Individual may elect to defer either 25%, 50%, 75% or 100% of his or her Payment or Omnibus Plan Stock Award. The value of the cash component of the deferred Award, Payment or Omnibus Plan Stock Award shall be credited to the Investment Account designated by the Eligible Individual on the day such deferral would otherwise have been paid to the Eligible Individual. The value of the cash component of an Award, Payment or Omnibus Plan Stock Award which the Eligible Individual has deferred and designated to the PPG Stock Account and the stock component of the deferred Award, Payment or Omnibus Plan Stock Award shall be credited to the

PPG Stock Account in the Eligible Individual’s Account on the day such deferral would otherwise be payable to the Eligible Individual. Share-based Awards, Payments and Omnibus Plan Stock Awards credited to the PPG Stock Account shall be credited in the form of Stock Account Shares and cash Awards, Payments and Omnibus Plan Stock Awards credited to the PPG Stock Account shall be credited in the form of whole and fractional Stock Account Shares, the number of which will be determined according to the number of Stock Account Shares obtained by dividing such Award, Payment or Omnibus Plan Stock Award amount by the closing price as reported on the New York Stock Exchange Composite Tape for the Common Stock on the date payment of the Award, Payment or Omnibus Plan Stock Award is processed. Cash-based Awards, Payments and Omnibus Plan Stock Awards credited to the Investment Accounts shall be credited in the form of Investment Account Shares, the number of which will be determined according to the most recent closing market value of the appropriate Investment Account Shares. Any amounts designated by the Eligible Individual for in-service withdrawal may not be credited to the PPG Stock Account.

Dividend Equivalents (as defined by the Plan) credited to an Eligible Individual in accordance with the Omnibus Plan (with respect to Omnibus Plan Stock Awards), the LTIP or the Executive Officers’ LTIP are credited to such Eligible Individual’s PPG Stock Account in the form of Stock Account Shares or to such Eligible Individual’s Other Investment Accounts, as designated by the Eligible Individual. The number of Stock Account Shares, if any, credited to the PPG Stock Account is determined on the basis of the closing price as reported on the New York Stock Exchange Composite Tape for the Common Stock for the day on which the corresponding dividend is paid on the Common Stock. Dividend Equivalents credited to the Investment Accounts shall be credited in the form of Investment Account Shares in the same manner as cash Awards are credited to Investment Accounts.

All amounts credited to an Eligible Individual’s Account shall be 100% vested at all times; provided, however, that the portion of an Eligible Individual’s Account that is attributable to Defined Contribution Retirement Plan Restoration Contributions (as defined by the Plan) (including any earnings and losses thereon) shall be paid only if, at the time of such Eligible Individual’s termination of employment, such Eligible Individual is a Vested Participant as that term is defined under the PPG Industries, Inc. Defined Contribution Retirement Plan (the “DCRP”). The Account of an Eligible Individual who is not a Vested Participant shall be forfeited at the same time as such Eligible Individual’s account under the DCRP is forfeited. If such Eligible Individual is later rehired, such Eligible Individual’s Account shall be restored to the same extent that such Eligible Individual’s account under the DCRP is restored.

Eligible Individuals must file an election with the plan administrator designating the investment election for any cash amounts or Dividend Equivalents from the Omnibus Plan, the LTIP or the Executive Officers’ LTIP being credited to the Plan. If an Eligible Individual does not provide an investment election to the plan administrator, such Eligible Individual shall be deemed to have elected all amounts to be invested in the investment vehicle selected by the Officers-Directors Compensation Committee of the Registrant’s Board of Directors (the “Committee”). Any investment election must be filed in accordance with the procedure established by the plan administrator and remains in effect until the Eligible Individual files a new election with the plan administrator.

Amounts credited to the Investment Accounts are credited in the form of whole and fractional Investment Account Shares and amounts credited to the PPG Stock Account are credited in the form of whole and fractional Stock Account Shares.

Eligible Individuals are not entitled to receive cash dividends or have voting or other shareholders’ rights as to Stock Account Shares; however, Stock Account Shares shall accrue whole and fractional dividend equivalents, in the form of additional Stock Account Shares, on the basis of the closing price as reported on the New York Stock Exchange Composite Tape for the Common Stock for the day on which the dividend with respect to which such dividend equivalent is credited is paid, based on the number of whole Stock Account Shares in the PPG Stock Account on the record date.

An Eligible Individual who has a balance in the Investment Accounts may elect to transfer any amounts among the Investment Accounts or into the PPG Stock Account as long as the Eligible Individual files a transfer request with the plan administrator in accordance with the procedure established by the plan administrator (and subject to certain restrictions on the number of transfers that may be made during any calendar quarter). For transfers into the PPG Stock Account, the number and value of whole and fractional Stock Account Shares is determined by the closing price as reported on the New York Stock Exchange Composite Tape for the Common Stock on the last business day of the month in which the election is received by the plan administrator. For transfers into and out of any of the Investment Accounts, the number and value of whole and fractional Investment Account Shares is determined by the closing price of the appropriate Investment Account Share on date of such transfer. No transfers may be made out of the PPG Stock Account at any time. Insiders are prohibited from making any transfer which would constitute a Prohibited Discretionary Transaction (as defined by the Plan).

An Eligible Individual must file a separate investment election with respect to amounts that the Eligible Individual has elected to be paid as a scheduled in-service withdrawal. A single election must be made for all amounts scheduled to be paid on the same date. No such election may designate the investment of any such amount in the PPG Stock Fund.

Savings Plan Restoration Contributions (as defined by the Plan) are credited monthly to the Eligible Individual’s PPG Stock Account in the form of Stock Account Shares. The number of whole and fractional Stock Account Shares is determined by using the closing price as reported on the New York Stock Exchange Composite Tape for the Common Stock on the last business day of the month in which such Salary Plan Restoration Contributions are made and are credited to the Eligible Individual’s Account as of such day. The amount with respect to which Stock Account Shares are credited to an Eligible Individual’s PPG Stock Account for a month is an amount equal to the difference between the amount of matching contributions that would have been credited to such Eligible Individual’s account under the PPG Industries Employee Savings Plan (the “Savings Plan”) for such month (i) without regard to the limitations of Section 401(a)(17) of the Internal Revenue Code and (ii) by including the Eligible Individual’s Salary deferral amounts under the Plan in the determination of such Eligible Individual’s eligible earnings for such month minus the amount of matching contributions actually credited to such Eligible Individual’s account under the Savings Plan for such month.

Defined Contribution Retirement Plan Restoration Contributions are credited annually to the Eligible Individual’s Investment Account in accordance with the elections made by the Eligible Individual. The amount credited to an Eligible Individual’s Investment Account is an amount equal to the difference between the amount of employer contributions that would have been credited to such Eligible Individual’s account under the DCRP for such year (i) without regard to the limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code and (ii) by including the Eligible Individual’s bonus awards and other amounts excluded from the determination of such Eligible Individual’s eligible compensation minus the amount of employer contributions actually credited to such Eligible Individual’s account under the DCRP for such year.

Payment of any amount designated by an Eligible Individual for in-service withdrawal are made to the Eligible Individual in a lump sum as of the first day of the quarter or year specified by the Eligible Individual. An Eligible Individual may designate for in-service withdrawal any portion of any Award that the Eligible Individual has elected to defer at the time an election is made to defer all or a portion of the cash component of an Award. An Eligible Individual may designate all or a portion of the cash component of such deferred amount, including any earnings thereon, to be paid on the first day of a specified quarter or year. A withdrawal request may not specify a year which is any sooner than the fourth Plan Year after the Plan Year in which the deferred amount is credited to the Eligible Individual’s Account. Any in-service withdrawals must be invested in the Investment Account. An election is irrevocable and becomes null and void upon the payment or commencement of payment of benefits under withdrawal at or after retirement or following termination, disability, the Eligible Individual’s death or unforeseeable emergency.

In the event of an Eligible Individual’s termination of employment on or after the date such Eligible Individual is eligible to receive a benefit from a retirement plan sponsored by the Registrant (“Retirement Age”), the Eligible Individual may elect a payment schedule applicable to his or her Account, provided such election is filed with the plan administrator at the time the Eligible Individual files his or her initial deferral election. Each Eligible Individual in the Plan who was an active Eligible Individual in the Plan on January 1, 2005, was required to file such election no later than June 30, 2005.

Eligible Individuals may elect one lump sum payment or quarterly or annual installments to be made over a period of years, up to a maximum period of 15 years. An Eligible Individual may delay the first payment for a period up to five years following his or her retirement date; provided, however, that, in all cases, payments must begin no later than the year in which the Eligible Individual’s 75th birthday occurs for Eligible Individuals who retire prior to their 75th birthday or no later than the Eligible Individual’s retirement date for Eligible Individuals who retire on or after their 75th birthday.

The payment schedule elected by the Eligible Individual applies to his or her entire Account. Eligible Individuals may designate the first day of the quarter for the commencement of the payment schedule on an annual or quarterly basis; provided, however, that payments of amounts credited to an Eligible Individuals’ Account that are attributable to Defined Contribution Retirement Plan Restoration Contributions will be paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan year that is six months and ten days following such Eligible Individual’s retirement date or (ii) January 1 of the year following such retirement date. Each installment payment shall be calculated by dividing the Eligible Individual’s then current Account balance by the remaining number of installments. If the installment payment is in the form of Common Stock, such distribution is made in whole shares and cash equal to any fractional share.

In the event an Eligible Individual fails to file a payment schedule election with the plan administrator at the time of his or her initial deferral election, his or her Account shall be paid in one lump sum on the later of (i) the first day of the first quarter of a Plan Year that is six months and ten days following the Eligible Individual’s retirement date or (ii) January 1 of the year following such retirement date.

An Eligible Individual who has filed a payment election may, at any time thereafter, file a subsequent election that specifies another form or time of payout, provided that (1) any subsequent election filed less than 12 months prior to the date on which payment of the Eligible Individual’s Account would otherwise have commenced or been made is disregarded, null and void; (2) the date on which payment of the Eligible Individual’s Account is made or commences under such subsequent election must be (i) at least five years later than the date on which such payment would otherwise have been made under such Eligible Individual’s original election and (ii) no later than ten years following his or her retirement date (provided, however, that, in all cases, payments must begin no later than the year in which the Eligible Individual’s 75th birthday occurs for Eligible Individuals who retire prior to their 75th birthday, or no later than the Eligible Individual’s retirement date for Eligible Individuals who retire on or after their 75th birthday); (3) the form and time of payment elected under such subsequent election may not cause any payment to be paid sooner than such payment would otherwise have been paid under such Eligible Individual’s original election; and (d) the form of payment must be one permitted under the Plan. An installment form of payment is treated as one payment.

Payment upon retirement may be delayed for certain Eligible Individuals as necessary to comply with Section 409A of the Internal Revenue Code.

If, at the time the Eligible Individual’s payments commence as a result of the Eligible Individual’s termination of employment at or after the Eligible Individual’s retirement date, the Eligible Individual’s Account balance is $2,000 or less, such Eligible Individual’s Account is paid in a lump sum on such date and the Eligible Individual’s form of payment election is disregarded, null and void.

In the event of an Eligible Individual’s termination of employment prior to the Eligible Individual’s Retirement Age, such Eligible Individual’s Account is paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan year that is six months and ten days following such termination of employment or (ii) January 1 of the year following such termination of employment.

In the event of an Eligible Individual’s disability, such Eligible Individual’s Account is paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan year that is six months and ten days following the date on which such Eligible Individual is determined to be disabled or (ii) January 1 of the year following the year in which such Eligible Individual is determined to be disabled.

In the event of an Eligible Individual’s death, the Eligible Individual’s entire Account is paid to the Eligible Individual’s beneficiary in a lump sum as soon as practicable following the Eligible Individual’s death.

In the event that the Eligible Individual has suffered an unforeseeable emergency, the plan administrator may, in its sole discretion, permit the acceleration of a withdrawal under the Plan (other than amounts attributable to Defined Contribution Retirement Plan Restoration Contributions) in an amount reasonably necessary to alleviate the financial hardship giving rise to such unforeseeable emergency. The amount paid to an Eligible Individual cannot exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Eligible Individual’s assets (to the extent the liquidation of such assets would not itself caused severe financial hardship).

Any payment from the PPG Stock Account is paid in the form of Common Stock. At the time of the final scheduled payment, payments from the PPG Stock Account with respect to remaining fractional shares of Common Stock are converted to and paid in cash.

Payments from the Investment Accounts are made in cash. The value is determined using the value of the closing price of the appropriate Investment Account Shares on the last business day of the month preceding the month in which the distribution is made. All payments to Eligible Individuals, or their Beneficiaries, are made on the first business day of a calendar quarter.

The benefits paid under the Plan are paid from the Registrant’s general funds, and the Eligible Individuals and any beneficiary are no more than unsecured general creditors of the Registrant with no special or prior right to any assets of the Registrant for payment of any obligations under the Plan.

In the event the Registrant becomes aware that an Eligible Individual is engaged or employed as a business owner, employee or consultant in any activity which is in competition with any line of business of the Registrant, or has engaged in any activity otherwise determined to be detrimental to the Registrant, the Plan’s Administrative Subcommittee (as defined in the Plan) may diminish or forfeit benefits, as determined in its sole discretion.

An Eligible Individual may forfeit any or all deferrals of Payments to which the Eligible Individual is entitled under the terms of the LTIP or Executive Officers’ LTIP held in his or her Account if the Committee determines that such forfeiture would occur under the terms of the LTIP or Executive Officers’ LTIP, as applicable.

The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

The Registrant is responsible for the payment of all benefits under the Plan. The Registrant, at its discretion, may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust(s) may be irrevocable, but the assets thereof are subject to the claims of the Registrant’s creditors. Benefits paid to the Eligible Individual from any such trust shall be considered paid by the Registrant for purposes of meeting the obligations of the Registrant under the Plan. In addition, upon a Change in Control (as defined by the Plan), the Registrant must pay an amount in cash equal to, at a minimum, all deferred amounts credited to all Investment Accounts and PPG Stock Accounts to a rabbi trust.

In the event of any change in the number of outstanding shares of the Registrant’s voting common stock by reason of any stock dividend, stock split or similar change, a corresponding change is made in the number of Stock Account Shares held in each Eligible Individual’s Account. In the event of any change in the outstanding shares of the Registrant’s voting common stock, or in the number thereof, by reason of any merger, consolidation, combination, sale of assets, exchange of shares, recapitalization, reorganization, spin-off or similar change, the Registrant’s Board of Directors or the Committee may make such changes in the Stock Account Shares held in each Eligible Individual’s Account as the Board of Directors or the Committee may deem to be equitable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock and the Deferred Compensation Obligations registered pursuant to this Form S-8 has been passed upon for the Registrant by Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant. Mr. Bost owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock and is eligible to participate in the Plan. In addition, Mr. Bost may be granted additional stock awards or other compensation benefits from the Registrant on or after the date hereof.

Item 6. Indemnification of Directors and Officers.

Subchapter D of Chapter 17 (Section 1741, et seq.) of the Business Corporation Law of the Commonwealth of Pennsylvania (the “BCL”) provides for indemnification of the Registrant’s directors and officers against certain liabilities under certain circumstances.

Article Eighth of the Registrant’s Articles of Incorporation provides that no director of the Registrant shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, to the fullest extent that the laws of the Commonwealth of Pennsylvania permit.

Article VI of the Registrant’s Bylaws provides that a director, officer or employee shall be found to be entitled to indemnification for expenses (including attorneys fees) and any liabilities (including judgments, fines or penalties and amounts paid in settlement) actually and in good faith paid or incurred by any such person in connection with any actual or threatened proceeding (including any derivative lawsuits) by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or, at the request of the Registrant, was serving another corporation, partnership, joint venture, trust, employee benefit plan or other entity, unless a referee finds the conduct engaged in to have been such that, if so found by a court, indemnification would be prohibited by Pennsylvania law. The Registrant is also required to indemnify any such person (1) where there has been a determination by a court as to the conduct of the person claiming indemnification such that indemnification would not be prohibited by Pennsylvania law or (2) where the person is otherwise entitled to indemnification by Pennsylvania law. Expenses with respect to a proceeding which are incurred in good faith are required to be advanced by the Registrant prior to final disposition of the proceeding, subject to any obligation to repay the Registrant which is imposed by law or by provision in the Articles, Bylaws, an agreement or otherwise. Under

Pennsylvania law, any such advancement of expenses must be made subject to an undertaking to repay the Registrant in the event that it is determined ultimately that the person receiving the advancement is not entitled to indemnification. A written request for such advancement of expenses must be made to the Secretary of the Registrant.

The selection of the referee is to be made by the Registrant’s general counsel or, if the Registrant’s general counsel is the person claiming indemnification or is otherwise involved in the proceeding, by a senior officer of the Registrant who does not have such a relationship to the proceeding. The referee is defined to be an attorney with substantial expertise in corporate law, who is both independent of the parties and unbiased. The person claiming indemnification may object, within 10 days of the notice of selection of the referee, to the referee selected. If the parties cannot agree on the selection of a referee, or if the Registrant fails to propose a referee, within 45 days of the submission of the request for indemnification, the referee will be selected by the American Arbitration Association.

The determination of entitlement to indemnification is made by the referee; however, the referee is required to find the person entitled to indemnification unless the referee finds that the conduct of the person was such that if so found by a court, indemnification would be prohibited by Pennsylvania law. The determination of the referee is binding on the Registrant but not on the person claiming indemnification.

To the extent that a person is entitled to indemnification for only a portion of the expenses or liability resulting from a proceeding, the Registrant is required to indemnify the person for such portion. The Bylaws authorize the Registrant to purchase and maintain insurance, to create a trust fund, to grant a security interest or to use other means (including, without limitation, establishing a letter of credit) to ensure the payment of indemnification.

The Registrant specifically is authorized to enter into agreements with any director, officer or employee of the Registrant, which agreements may grant rights in furtherance of, different from, or in addition to, but not in limitation of, the rights to indemnification granted in the Bylaws, without further shareholder approval of the terms and conditions of, or the form of, such agreements. Without limitation of the foregoing, in such agreements the Registrant may agree (1) to maintain insurance against certain expenses and liabilities and (2) to contribute to expenses and liabilities incurred in accordance with the application of relevant equitable considerations to the relative benefits to, and the relevant fault of, the Registrant.

The Bylaws provide (1) that the rights granted therein are contract rights, (2) that it will cover acts and omissions occurring on or after January 27, 1987, and (3) that the rights granted will continue as to a person who has ceased to be a director, officer or employee of the Registrant, with respect to a proceeding which results from acts or failures to act while such person was a director, officer or employee of the Registrant.

Subchapter D of Chapter 17 of the BCL and the Bylaws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Registrant also has a policy of directors and officers’ liability insurance to indemnify its directors and officers against certain liabilities incurred in their capacities as such.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	PPG Industries, Inc. Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1995).

4.2	Statement with Respect to Shares, amending the Restated Articles of Incorporation effective April 21, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1998).

4.3	Amendment to Restated Articles of Incorporation of PPG Industries, Inc., as amended, effective April 27, 2007 (incorporated by reference to Exhibit 3.1b to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.4	PPG Industries, Inc. Bylaws, as amended and restated on April 19, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.5	PPG Industries, Inc. Deferred Compensation Plan related to compensation deferred on or after January 1, 2005, as amended and restated September 24, 2008 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2008).

5.1	Opinion of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant, regarding the legality of the securities being registered hereunder.

23.1	Consent of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 21st day of April, 2011.

PPG Industries, Inc.

By:	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn E. Bost II and Robert J. Dellinger, and each of them singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ Charles E. Bunch Charles E. Bunch	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and a Director	April 21, 2011

/s/ Robert J. Dellinger Robert J. Dellinger	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 21, 2011

/s/ Stephen F. Angel Stephen F. Angel	Director	April 21, 2011

/s/ James G. Berges James G. Berges	Director	April 21, 2011

/s/ Hugh Grant Hugh Grant	Director	April 21, 2011

Signature	Title	Date

/s/ Victoria F. Haynes Victoria F. Haynes	Director	April 21, 2011

/s/ Michele J. Hooper Michele J. Hooper	Director	April 21, 2011

/s/ Robert Mehrabian Robert Mehrabian	Director	April 21, 2011

/s/ Martin H. Richenhagen Martin H. Richenhagen	Director	April 21, 2011

/s/ Robert Ripp Robert Ripp	Director	April 21, 2011

/s/ Thomas J. Usher Thomas J. Usher	Director	April 21, 2011

/s/ David R. Whitwam David R. Whitwam	Director	April 21, 2011

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other person who administers the employee benefit plan) has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 21st day of April, 2011.

PPG Industries, Inc. Deferred Compensation Plan

By	/s/ J. Craig Jordan
J. Craig Jordan
Administrator of the Plan

EXHIBIT INDEX

Exhibit No.	Description

4.1	PPG Industries, Inc. Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 1995).

4.2	Statement with Respect to Shares, amending the Restated Articles of Incorporation effective April 21, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 1998).

4.3	Amendment to Restated Articles of Incorporation of PPG Industries, Inc., as amended, effective April 27, 2007 (incorporated by reference to Exhibit 3.1b to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.4	PPG Industries, Inc. Bylaws, as amended and restated on April 19, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2007).

4.5	PPG Industries, Inc. Deferred Compensation Plan related to compensation deferred on or after January 1, 2005, as amended and restated September 24, 2008 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2008).

5.1	Opinion of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant, regarding the legality of the securities being registered hereunder.

23.1	Consent of Glenn E. Bost II, Senior Vice President and General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.